Schedule A
to the Amended and Restated Shareholder Servicing Plan

(as amended on April 1, 2016, to reflect a reduction in fees)

Series or Fund of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
WBI Tactical BA Fund
No Load Class	0.15%
Institutional Class	0.15%
WBI Tactical DG Fund
No Load Class	0.15%
Institutional Class	0.15%
WBI Tactical BP Fund
No Load Class	0.15%
Institutional Class	0.15%
WBI Tactical DI Fund
No Load Class	0.15%
Institutional Class	0.15%

ADVISORS SERIES TRUST		Acknowledged by: WBI INVESTMENTS, INC.

By:	/s/ Douglas G. Hess	By:	/s/ Donald R. Schreiber
Name:	Douglas G. Hess	Name:	Donald R. Schreiber
Title:	President	Title:	Chief Executive Officer